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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                 SCHEDULE 13G

                        UNDER THE SECURITIES EXCHANGE
                                  ACT OF 1934

                               (AMENDMENT NO. 5)


                           Digi International Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 253798 10 2
--------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2/92)

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CUSIP NO. 253798 10 2                 13G                      PAGE 2 OF 5 PAGES


--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        John P. Schinas
        ###-##-####
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) / /
        Not applicable.
                                                                      (b) / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER

     NUMBER OF                      1,550,121
                      ----------------------------------------------------------
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                  -0-
                      ----------------------------------------------------------
        EACH          7    SOLE DISPOSITIVE POWER
     REPORTING
       PERSON                       1,550,121
                      ----------------------------------------------------------
        WITH          8    SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,550,121
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        Not applicable.
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.7%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT!

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ITEM 1.
      (a)      Name of Issuer

                          Digi International Inc.

      (b)      Address of Issuer's Principal Executive Offices

                          6400 Flying Cloud Drive
                          Eden Prairie, Minnesota 55344

ITEM 2.
      (a)      Name of Person Filing

                          John P. Schinas

      (b)      Address of Principal Business Office or, if None, Residence

                          6400 Flying Cloud Drive
                          Eden Prairie, Minnesota 55344

      (c)      Citizenship

                          United States

      (d)      Title of Class of Securities

                          Common Stock

      (e)      CUSIP Number

                          253798 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable.

      (a)      / / Broker or Dealer registered under section 15 of the Act

      (b)      / / Bank as defined in section 3(a)(6) of the Act

      (c)      / / Insurance Company as defined in section 3(a)(19) of the Act

      (d)      / / Investment  Company  registered  under  section  8  of  the
                   Investment Company Act

      (e)      / / Investment  Adviser  registered  under section  203  of  the
                   Investment Advisers Act of 1940

      (f)      / / Employee Benefit Plan, Pension  Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

      (g)      / / Parent  Holding  Company,   in  accordance   with  Section
                   240.13d-1(b)(ii)(G) (Note:  See Item 7)

      (h)      / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

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ITEM 4.  OWNERSHIP


   (a)  Amount Beneficially Owned:  1,550,121

   (b)  Percent of Class:  11.7%

   (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote:  1,550,121

          (ii)  shared power to vote or to direct the vote:  -0-

         (iii)  sole power to dispose or to direct the disposition of: 1,550,121

          (iv)  shared power to dispose or to direct the disposition of:  -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

      Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

     Not Applicable.

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ITEM 10.  CERTIFICATION

      The following certificate shll be included if the statement is filed pursuant to Rule 13d-1(b):
      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                January 30, 1996
                                        ----------------------------------------
                                                      Date



                                        ----------------------------------------
                                                    Signature


                                                  John P. Schinas
                                        ----------------------------------------

MFF170DF.WP5


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